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                                                                       EXHIBIT 2

FOR IMMEDIATE RELEASE
- ---------------------

                          RF MONOLITHICS, INC. ADOPTS
                        FIRST AMENDMENT TO RIGHTS PLAN



                    CONTACT ______________________________
                             RF MONOLITHICS, INC.
                                (214) 233-2903



DALLAS, TX, AUGUST 14, 1996 -- The Board of Directors of RF Monolithics, Inc. ("RFM") (NASDAQ: RFMI) today adopted a First Amendment to Rights Agreement under which Kopp Investment Advisors, Inc., is exempted from the provisions in the Preferred Share Purchase Rights Plan, previously adopted by RFM on December 20, 1994, which become exercisable upon any certain person becoming a Beneficial Owner of 15% or more of the voting shares of the Company. The First Amendment to Rights Agreement provides that Kopp Investment Advisors, Inc., may beneficially own up to 20% of the voting shares of RFM without resulting in the rights set forth in the Rights Plan becoming exercisable.

RFM, headquartered in Dallas, Texas is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave technology for the low-power wireless, high-frequency timing and telecommunications market.

Please note: Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risk and uncertainties.